Rhinebeck Bancorp, Inc. Reports Results for the Quarter Ended June 30, 2024

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Rhinebeck Bancorp, Inc.

Poughkeepsie, New York, July 25, 2024 /ACCESSWIRE/ Rhinebeck Bancorp, Inc. (the “Company”) (NASDAQ: RBKB), the holding company of Rhinebeck Bank (the “Bank”), reported net income for the three months ended June 30, 2024 of $975,000 ($0.09 per basic and diluted share), which was $456,000, or 31.9% less than the comparable prior year period of $1.4 million ($0.13 per basic and diluted share). Net income for the six months ended June 30, 2024 of $2.1 million ($0.19 per basic and diluted share) was $133,000, or 6.0%, less than the same period last year.

The decrease in net income for the quarter ended June 30, 2024 was primarily due to an increase in the provision for credit losses and a decrease in net interest income, partially offset by an increase in non-interest income and a decrease in non-interest expense, when compared to the quarter ended June 30, 2023. The Company’s return on average assets and return on average equity were 0.31% and 3.43% for the second quarter of 2024, respectively, as compared to 0.43% and 5.17% for the second quarter of 2023, respectively. The decrease in net income for the six months ended June 30, 2024 was primarily due to a decrease in net interest income, partially offset by an increase in non-interest income, and a decrease in non-interest expense, when compared to the six months ended June 30, 2023. The Company’s return on average assets and return on average equity were 0.32% and 3.67% for the first six months of 2024, respectively, as compared to 0.34% and 4.08% for the first six months of 2023, respectively.

President and Chief Executive Officer Michael J. Quinn said, “While second quarter net income decreased to $1.0 million from $1.1 million in the first quarter, we are pleased that our efforts to focus on pricing and sources of revenue and to prudently manage expenses have resulted in improvements to net interest margin, non-interest income and the efficiency ratio quarter over quarter. Tangible book value per share increased to $10.27, an increase of 8.5% from June 30, 2023. We continue to focus on improving results through the beneficial pricing of assets and liabilities, as well as focusing on expense management.” (Tangible book value per share is a non-GAAP financial measure; see page 10 for a reconciliation to GAAP measures.)

Income Statement Analysis

Net interest income decreased $163,000, or 1.8%, to $9.1 million for the three months ended June 30, 2024, from $9.3 million for the three months ended June 30, 2023. Year-to-date net interest income decreased $1.1 million, or 5.9%, to $18.0 million compared to $19.2 million for the prior year six-month period. The decreases on both a quarterly and year-to-date basis were primarily due to higher costs for deposits and borrowings, partially offset by higher yields on interest earning assets.

For the three months ended June 30, 2024, the average balance of interest-earning assets decreased by $61.4 million, or 4.9%, to $1.20 billion and the average yields improved by 54 basis points to 5.31%, when compared to the three months ended June 30, 2023. The average balance of interest-bearing liabilities decreased by $37.3 million, or 4.0%, and the cost of interest-bearing liabilities increased by 55 basis points to 2.95%, reflecting the higher interest rate environment and a greater proportion of deposits in higher yielding certificates of deposit.  The net interest margin increased by 11 basis points to 3.08% while the interest rate spread decreased by one basis point to 2.36% for the three months ended June 30, 2024.

For the six months ended June 30, 2024, the average balance of interest-earning assets decreased by $42.2 million, or 3.4%, to $1.21 billion while the average yield improved by 46 basis points to 5.22%, when compared to the six months ended June 30, 2023. The average balance of interest-bearing liabilities decreased by $12.7 million, or 1.4%, primarily due to a decrease in deposits, partially offset by the increase in the average balance of FHLB advances, while the cost of interest-bearing liabilities increased by 68 basis points to 2.93%. The net interest margin decreased by 9 basis points to 3.00% and the interest rate spread decreased by 22 basis points to 2.29% for the six months ended June 30, 2024.

The provision for credit losses on loans increased by $899,000, or 198.9%, from a credit of $452,000 for the quarter ended June 30, 2023 to an expense of $447,000 for the quarter ended June 30, 2024. The credit to the provision for the three months ended June 30, 2023 was primarily attributable to a decrease in loan balances, primarily indirect automobile loans, and a $710,000 charge-off on a leveraged loan, which reduced the credit that would have been taken.

Net charge-offs increased $211,000 from $622,000 for the second quarter of 2023 to $833,000 for the second quarter of 2024. The increase was primarily due to increased net charge-offs in indirect automobile loans of $465,000 and a $275,000 charge-off on a commercial real estate property. Net charge-offs increased $48,000, or 4.6% to $1.1 million for the first six months of 2024. The percentage of overdue account balances to total loans decreased to 1.58% as of June 30, 2024, from 1.90% as of December 31, 2023, while non-performing assets decreased $29,000, or 0.7%, to $4.2 million at June 30, 2024.

Non-interest income totaled $1.5 million for the three months ended June 30, 2024, an increase of $156,000, or 11.5%, from the comparable period in 2023, due primarily to an increase of $144,000, or 61.5%, in investment advisory income resulting from the improved market and economic conditions, an increase of $24,000 in the cash surrender value of life insurance and an increase of $18,000 in service charges on deposit accounts, partially offset by decreases in the gain on sales of loans of $17,000 and a $19,000 gain on disposal of premises and equipment in 2023.

Non-interest income totaled $3.0 million for the six months ended June 30, 2024, an increase of $286,000, or 10.5%, from the comparable period in 2023, due primarily to an increase of $216,000, or 39.8%, in investment advisory income resulting from the improved market and economic conditions, an increase of $48,000 in the cash surrender value of life insurance, an increase of $53,000 in service charges on deposit accounts, and an increase in the gain on sales of loans of $19,000, partially offset by a decrease of $54,000 on the disposal of premises and equipment.

Non-interest expense totaled $8.9 million for the second quarter of 2024, a decrease of $342,000, or 3.7%, over the comparable period in 2023. The decrease was primarily due to a $158,000, or 25.6%, decrease in professional fees as consulting fees on our indirect business were higher in 2023. FDIC deposit insurance and other insurance decreased $93,000, or 26.3%, primarily due a decreased assessment rate while salaries and occupancy expenses decreased $40,000 and $25,000, respectively, due to a reduction in force in our indirect lending business and a branch closure in the first quarter of 2024. Marketing expense and other non-interest expense decreased $28,000 and $12,000, respectively, while data processing fees increased $15,000 during the second quarter of 2024 as compared to 2023.

Non-interest expense totaled $17.8 million for the first six months of 2024, a decrease of $668,000, or 3.6%, over the comparable period in 2023. The decrease was primarily due to a $288,000, or 2.8%, decrease in salaries and benefits due to a Company-wide reduction in force of approximately 5% in the first quarter of 2023 and a further reduction in force in the first quarter of 2024 with the Company’s strategic decision to reduce its indirect automobile business. FDIC deposit insurance and other insurance decreased $122,000, or 19.2%, primarily due a decreased assessment rate while professional fees decreased $110,000, or 11.2%. Occupancy expense decreased $51,000, or 2.4%, due to a branch closure in the first quarter of 2024 and other non-interest expense decreased $120,000, or 3.7%, primarily due to decreased retail banking expenses.

Balance Sheet Analysis

Total assets decreased $37.2 million, or 2.8%, to $1.28 billion at June 30, 2024 from $1.31 billion at December 31, 2023. Loans receivable decreased $26.5 million to $982.4 million, as compared to December 31, 2023, primarily due to a decrease in indirect automobile loans of $50.7 million, or 12.9%, reflecting a strategic decision to decrease that loan portfolio as a percentage of the balance sheet. At June 30, 2024, indirect automobile loans was 26.9% of assets, compared to 30.0% at December 31, 2023. Partially offsetting the decrease in automobile loans were increases in commercial real estate loans of $19.5 million, or 4.6%, residential real estate loans of $5.3 million, or 6.9%, and commercial and industrial loans of $1.8 million, or 2.0%, as production increased on these lines of business. Available for sale securities decreased $17.7 million, or 9.2%, primarily due to paydowns, calls and maturities of $18.0 million, partially offset by a decrease in unrealized loss on available for sale securities of $299,000, net of taxes. Cash and cash equivalents increased $12.3 million, or 55.6%, primarily due to an increase in deposits held at the Federal Reserve Bank of New York with proceeds from maturing loans and securities. Property and equipment decreased $3.2 million, or 18.3%, as the Beacon branch office was closed and the property sold during the first quarter of 2024 for $2.9 million and Federal Home Loan Bank stock decreased $2.1 million as borrowings decreased.

Past due loans decreased $3.6 million, or 18.8%, between December 31, 2023 and June 30, 2024, finishing at $15.6 million, or 1.58%, of total loans, down from $19.2 million, or 1.90%, of total loans at year-end 2023. The allowance for credit losses was 0.77% of total loans and 181.33% of non-performing loans at June 30, 2024 as compared to 0.81% of total loans and 194.31% of non-performing loans at December 31, 2023. Non-performing assets totaled $4.2 million, a decrease of $29,000, and included no other real estate owned at June 30, 2024. At December 31, 2023, non-performing assets totaled $4.2 million and included $25,000 in other real estate owned.

Total liabilities decreased $39.7 million, or 3.3%, to $1.16 billion at June 30, 2024 from $1.20 billion at December 31, 2023 due to a decrease in borrowings partially offset by increases in mortgagors’ escrow accounts and accrued expenses and other liabilities. Advances from the Federal Home Loan Bank decreased $48.3 million, or 37.7%. Deposits increased $1.4 million, or 0.1%. Interest bearing deposits increased $10.5 million, or 1.3%, reflecting a shift in deposits from transaction accounts to higher-yielding time deposits and money market accounts as customers sought increasing yields on their deposits while non-interest bearing deposits decreased $9.0 million, or 3.6%, due to increased competition for deposits. At June 30, 2024, uninsured deposits were approximately 27% of the Bank’s total deposits.

Stockholders' equity increased $2.5 million, or 2.2%, to $116.2 million at June 30, 2024. The increase was primarily due to net income of $2.1 million and a $326,000 decrease in accumulated other comprehensive loss primarily reflecting valuation changes in our available-for-sale securities portfolio due to current financial market conditions. The Company's ratio of average equity to average assets was 8.84% for the six months ended June 30, 2024 and 8.19% for the year ended December 31, 2023.

About Rhinebeck Bancorp

Rhinebeck Bancorp, Inc. is a Maryland corporation organized as the mid-tier holding company of Rhinebeck Bank and is the majority-owned subsidiary of Rhinebeck Bancorp, MHC.  The Bank is a New York chartered stock savings bank, which provides a full range of banking and financial services to consumer and commercial customers through its thirteen branches and two representative offices located in Dutchess, Ulster, Orange, and Albany counties in New York State.  Financial services including comprehensive brokerage, investment advisory services, financial product sales and employee benefits are offered through Rhinebeck Asset Management, a division of the Bank.

Forward Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank.  Forward-looking statements include statements regarding anticipated future events or results and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as "believe", "expect", "anticipate", "estimate", "intend", “predict”, “forecast”, “improve”, “continue”, "will", "would", "should", "could", or "may".  Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, inflation, changes in the interest rate environment, fluctuations in real estate values, general economic conditions or conditions within the securities markets, potential recessionary conditions, changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio, our ability to access cost-effective funding, changes in asset quality, loan sale volumes, charge-offs and credit loss provisions, changes in economic assumptions that may impact our allowance for credit losses calculation, changes in demand for our products and services, legislative, accounting, tax and regulatory changes, including changes in the monetary and fiscal policies of the Board of Governors of the Federal Reserve System, the effect of our rating under the Community Reinvestment Act, political developments, uncertainties or instability, catastrophic events, acts of war or terrorism, natural disasters, such as earthquakes, drought, pandemic diseases, extreme weather events, or breach of our operational or security systems or infrastructure, including cyberattacks that could adversely affect the Company’s or the Bank’s financial condition and results of operations and the business in which the Company and the Bank are engaged.

Accordingly, you should not place undue reliance on forward-looking statements. Rhinebeck Bancorp, Inc. undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

The Company’s summary consolidated statements of income and financial condition and other selected financial data follow:

Rhinebeck Bancorp, Inc. and Subsidiary

Consolidated Statements of Income (Unaudited)

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Interest and Dividend Income
Interest and fees on loans	$14,524	$13,313	$28,905	$26,708
Interest and dividends on securities	957	1,228	1,994	2,246
Other income	295	398	512	587
Total interest and dividend income	15,776	14,939	31,411	29,541
Interest Expense
Interest expense on deposits	5,370	4,264	10,504	8,234
Interest expense on borrowings	1,269	1,375	2,874	2,143
Total interest expense	6,639	5,639	13,378	10,377
Net interest income	9,137	9,300	18,033	19,164
Provision expense (credit) for credit losses	447	(452)	530	562
Net interest income after provision for credit losses	8,690	9,752	17,503	18,602
Non-interest Income
Service charges on deposit accounts	736	718	1,479	1,426
Net gain on sales of loans	35	52	81	62
Increase in cash surrender value of life insurance	188	164	372	324
Net gain from sale of other real estate owned	—	—	4	—
Gain (loss) on disposal of premises and equipment	—	19	(18)	36
Investment advisory income	378	234	759	543
Other	177	171	343	343
Total non-interest income	1,514	1,358	3,020	2,734
Non-interest Expense
Salaries and employee benefits	4,912	4,952	9,904	10,192
Occupancy	1,062	1,087	2,115	2,166
Data processing	521	506	1,016	978
Professional fees	458	616	872	982
Marketing	115	143	236	247
FDIC deposit insurance and other insurance	261	354	514	636
Amortization of intangible assets	20	21	41	45
Other	1,598	1,610	3,126	3,246
Total non-interest expense	8,947	9,289	17,824	18,492
Income before income taxes	1,257	1,821	2,699	2,844
Provision for income taxes	282	390	603	615
Net income	$975	$1,431	$2,096	$2,229

Earnings per common share:
Basic	$0.09	$0.13	$0.19	$0.21
Diluted	$0.09	$0.13	$0.19	$0.20

Weighted average shares outstanding, basic	10,753,460	10,823,598	10,750,733	10,852,563
Weighted average shares outstanding, diluted	10,819,751	10,882,837	10,832,303	10,956,468

Rhinebeck Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition (Unaudited)

(In thousands, except share and per share data)

	June 30,	December 31,
	2024	2023
Assets
Cash and due from banks	$14,251	$14,178
Federal funds sold	19,319	7,524
Interest bearing depository accounts	868	427
Total cash and cash equivalents	34,438	22,129

Available for sale securities (at fair value)	174,252	191,985
Loans receivable (net of allowance for credit losses of $7,574 and $8,124, respectively)	982,392	1,008,851
Federal Home Loan Bank stock	4,410	6,514
Accrued interest receivable	4,501	4,616
Cash surrender value of life insurance	30,402	30,031
Deferred tax assets (net of valuation allowance of $615 and $598, respectively)	9,908	9,936
Premises and equipment, net	14,346	17,567
Other real estate owned	—	25
Goodwill	2,235	2,235
Intangible assets, net	205	246
Other assets	18,876	19,067
Total assets	$1,275,965	$1,313,202
Liabilities and Stockholders’ Equity
Liabilities
Deposits
Non-interest bearing	$240,764	$249,793
Interest bearing	791,185	780,710
Total deposits	1,031,949	1,030,503

Mortgagors’ escrow accounts	12,028	9,274
Advances from the Federal Home Loan Bank	79,773	128,064
Subordinated debt	5,155	5,155
Accrued expenses and other liabilities	30,864	26,521
Total liabilities	1,159,769	1,199,517

Stockholders’ Equity
Preferred stock (par value $0.01 per share; 5,000,000 authorized, no shares issued)	—	—
Common stock (par value $0.01; authorized 25,000,000; issued and outstanding 11,072,607)	111	111
Additional paid-in capital	45,939	45,959
Unearned common stock held by the employee stock ownership plan	(3,164)	(3,273)
Retained earnings	102,482	100,386
Accumulated other comprehensive loss:
Net unrealized loss on available for sale securities, net of taxes	(25,778)	(26,077)
Defined benefit pension plan, net of taxes	(3,394)	(3,421)
Total accumulated other comprehensive loss	(29,172)	(29,498)
Total stockholders’ equity	116,196	113,685
Total liabilities and stockholders’ equity	$1,275,965	$1,313,202

Rhinebeck Bancorp, Inc. and Subsidiary

Average Balance Sheet (Unaudited)

(Dollars in thousands)

	For the Three Months Ended June 30,
	2024			2023
	Average	Interest and		Average	Interest and
	Balance	Dividends	Yield/Cost(3)	Balance	Dividends	Yield/Cost(3)
Assets:
Interest bearing depository accounts and federal funds sold	$20,837	$295	5.69%	$30,715	$398	5.20%
Loans(1)	991,632	14,524	5.89%	1,005,464	13,313	5.31%
Available for sale securities	177,330	823	1.87%	214,695	1,133	2.12%
Other interest-earning assets	5,258	134	10.25%	5,612	95	6.79%
Total interest-earning assets	1,195,057	15,776	5.31%	1,256,486	14,939	4.77%
Non-interest-earning assets	89,125			90,152
Total assets	$1,284,182			$1,346,638
Liabilities and equity:
NOW accounts	$125,039	$43	0.14%	$142,774	$49	0.14%
Money market accounts	184,187	1,224	2.67%	226,267	1,440	2.55%
Savings accounts	142,546	128	0.36%	164,774	149	0.36%
Certificates of deposit	339,600	3,945	4.67%	288,299	2,595	3.61%
Total interest-bearing deposits	791,372	5,340	2.71%	822,114	4,233	2.07%
Escrow accounts	10,192	30	1.18%	11,019	31	1.13%
Federal Home Loan Bank advances	95,290	1,121	4.73%	104,692	1,282	4.91%
Subordinated debt	5,155	99	7.72%	5,155	93	7.24%
Other interest-bearing liabilities	3,655	49	5.39%	—	—	—%
Total other interest-bearing liabilities	114,292	1,299	4.57%	120,866	1,406	4.67%
Total interest-bearing liabilities	905,664	6,639	2.95%	942,980	5,639	2.40%
Non-interest-bearing deposits	236,515			266,296
Other non-interest-bearing liabilities	27,604			26,396
Total liabilities	1,169,783			1,235,672
Total stockholders’ equity	114,399			110,966
Total liabilities and stockholders’ equity	$1,284,182			$1,346,638
Net interest income		$9,137			$9,300
Interest rate spread			2.36%			2.37%
Net interest margin(2)			3.08%			2.97%
Average interest-earning assets to average interest-bearing liabilities			131.95%			133.25%

(1)

Non-accruing loans are included in the outstanding loan balance. Deferred loan fees included in interest income totaled $16,000 and $21,000 for the three months ended June 30, 2024 and 2023, respectively.

(2)	Represents the difference between interest earned and interest paid, divided by average total interest earning assets.
(3)	Annualized.

	For the Six Months Ended June 30,
	2024			2023
	Average	Interest and		Average	Interest and
	Balance	Dividends	Yield/Cost	Balance	Dividends	Yield/Cost

	(Dollars in thousands)
Assets:
Interest bearing depository accounts	$19,056	$512	5.40%	$24,239	$587	4.88%
Loans(1)	1,000,622	28,905	5.81%	1,004,193	26,708	5.36%
Available for sale securities	184,115	1,693	1.85%	218,858	2,069	1.91%
Other interest-earning assets	5,850	301	10.35%	4,573	177	7.81%
Total interest-earning assets	1,209,643	31,411	5.22%	1,251,863	29,541	4.76%
Non-interest-earning assets	88,994			88,857
Total assets	$1,298,637			$1,340,720
Liabilities and equity:
NOW accounts	$124,409	$85	0.14%	$143,447	$99	0.14%
Money market accounts	186,542	2,483	2.68%	253,581	3,274	2.60%
Savings accounts	144,831	260	0.36%	169,546	306	0.36%
Certificates of deposit	336,471	7,626	4.56%	266,110	4,504	3.41%
Total interest-bearing deposits	792,253	10,454	2.65%	832,684	8,183	1.98%
Escrow accounts	8,604	50	1.17%	9,399	51	1.09%
Federal Home Loan Bank advances	109,141	2,628	4.84%	82,473	1,963	4.80%
Subordinated debt	5,155	197	7.69%	5,155	180	7.04%
Other interest-bearing liabilities	1,828	49	5.39%	—	—	—%
Total other interest-bearing liabilities	124,728	2,924	4.71%	97,027	2,194	4.56%
Total interest-bearing liabilities	916,981	13,378	2.93%	929,711	10,377	2.25%
Non-interest-bearing deposits	239,766			275,043
Other non-interest-bearing liabilities	27,112			25,691
Total liabilities	1,183,859			1,230,445
Total stockholders’ equity	114,778			110,275
Total liabilities and stockholders’ equity	$1,298,637			$1,340,720
Net interest income		$18,033			$19,164
Interest rate spread			2.29%			2.51%
Net interest margin(2)			3.00%			3.09%
Average interest-earning assets to average interest-bearing liabilities			131.92%			134.65%

(1)

Non-accruing loans are included in the outstanding loan balance. Deferred loan fees included in interest income totaled $33,000 and $36,000 for the six months ended June 30, 2024 and 2023, respectively.

(2)	Represents the difference between interest earned and interest paid, divided by average total interest earning assets.
(3)	Annualized.

Rhinebeck Bancorp, Inc. and Subsidiary

Selected Ratios (Unaudited)

	Three Months Ended		Six Months Ended		Year Ended
	June 30,		June 30,		December 31,
	2024	2023	2024	2023	2023

Performance Ratios (1):
Return on average assets (2)	0.31%	0.43%	0.32%	0.34%	0.33%
Return on average equity (3)	3.43%	5.17%	3.67%	4.08%	4.03%
Net interest margin (4)	3.08%	2.97%	3.00%	3.09%	3.06%
Efficiency ratio (5)	84.00%	87.16%	84.66%	84.45%	83.28%
Average interest-earning assets to average interest-bearing liabilities	131.95%	133.25%	131.92%	134.65%	133.80%
Total gross loans to total deposits	95.28%	91.38%	95.28%	91.38%	97.87%
Average equity to average assets (6)	8.91%	8.24%	8.84%	8.23%	8.19%

Asset Quality Ratios:
Allowance for credit losses on loans as a percent of total gross loans	0.77%	0.81%	0.77%	0.81%	0.81%
Allowance for credit losses on loans as a percent of non-performing loans	181.33%	177.96%	181.33%	177.96%	194.31%
Net charge-offs to average outstanding loans during the period	(0.08)%	(0.06)%	(0.11)%	(0.10)%	(0.21)%
Non-performing loans as a percent of total gross loans	0.42%	0.46%	0.42%	0.46%	0.41%
Non-performing assets as a percent of total assets	0.33%	0.34%	0.33%	0.34%	0.32%

Capital Ratios (7):
Tier 1 capital (to risk-weighted assets)	12.59%	11.63%	12.59%	11.63%	11.96%
Total capital (to risk-weighted assets)	13.29%	12.35%	13.29%	12.35%	12.70%
Common equity Tier 1 capital (to risk-weighted assets)	12.59%	11.63%	12.59%	11.63%	11.96%
Tier 1 leverage ratio (to average total assets)	10.60%	9.74%	10.60%	9.74%	10.10%

Other Data:
Book value per common share			$ 10.49	$ 9.70	$ 10.27
Tangible book value per common share(8)			$ 10.27	$ 9.47	$ 10.04

(1)	Performance ratios for the three and six month periods ended June 30, 2024 and 2023 are annualized.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average equity.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	Represents non-interest expense divided by the sum of net interest income and non-interest income.
(6)	Represents average equity divided by average total assets.
(7)	Capital ratios are for Rhinebeck Bank only. Rhinebeck Bancorp, Inc. is not subject to the minimum consolidated capital requirements as a small bank holding company with assets of less than $3.0 billion.
(8)	Represents a non-GAAP financial measure, see table below for a reconciliation of the non-GAAP financial measures.

NON-GAAP FINANCIAL INFORMATION

This release contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). Such non-GAAP financial information includes the following measure: “tangible book value per common share.” Management uses this non-GAAP measure because we believe that it may provide useful supplemental information for evaluating our operations and performance, as well as in managing and evaluating our business and in discussions about our operations and performance. Management believes this non-GAAP measure may also provide users of our financial information with a meaningful measure for assessing our financial results, as well as a comparison to financial results for prior periods. This non-GAAP measure should be viewed in addition to, and not as an alternative to or substitute for, measures determined in accordance with GAAP and are not necessarily comparable to other similarly titled measures used by other companies. To the extent applicable, reconciliations of these non-GAAP measures to the most directly comparable measures as reported in accordance with GAAP are included below.

(In thousands, except per share data)	June 30,		December 31,
	2024	2023	2023
Book value per common share reconciliation
Total shareholders' equity (book value) (GAAP)	$116,196	$107,463	$113,685
Total shares outstanding	11,073	11,084	11,073
Book value per common share	$10.49	$9.70	$10.27
Total common equity
Total shareholders' equity (book value) (GAAP)	$116,196	$107,463	$113,685
Goodwill	(2,235)	(2,235)	(2,235)
Intangible assets, net	(205)	(289)	(246)
Tangible common equity (non-GAAP)	$113,756	$104,939	$111,204
Tangible book value per common share
Tangible common equity (non-GAAP)	$113,756	$104,939	$111,204
Total shares outstanding	11,073	11,084	11,073
Tangible book value per common share (non-GAAP)	$10.27	$9.47	$10.04

SOURCE Rhinebeck Bancorp, Inc.

Related Links

http://www.Rhinebeckbank.com